                                                                   Exhibit 99.01

SL  INDUSTRIES,  INC.  ANNOUNCES  APPOINTMENT OF EUGENE J. RUDDY AS PRESIDENT OF
CONDOR D.C. POWER SUPPLIES, INC.
Thursday August 4, 11:48 am ET

MT. LAUREL,  N.J.--(BUSINESS  WIRE)--Aug.  4, 2005--SL INDUSTRIES,  INC. (AMEX &
PHLX:SLI)  announced today that it has appointed Eugene J. Ruddy as President of its wholly owned subsidiary,  Condor D.C. Power Supplies,  Inc. ("Condor").  Mr.
Ruddy  joins  Condor  from  Fadal  Machining  Centers,  where he  served as Vice
President and General Manager since 2002. He has 21 years of general management,
engineering  and  manufacturing   experience,   including   responsibility   for
operations in the far east.  Mr. Ruddy  received a Bachelor of Science degree in engineering and a Master's degree in business  administration  from Embry-Riddle
University.  As part of Mr.  Ruddy's  compensation,  SL  Industries  granted him options to purchase  25,000  shares of its common stock at an exercise  price of
$17.01 per share.

In connection  with the new leadership at Condor,  SL Industries  also announced that  Salvatore V.  Ronchetti,  the former  President of Condor,  has been named
Executive  Vice  President of the SL Industries  Power  Electronics  Group.  Mr.
Ronchetti will continue to play an instrumental  role with the senior management team on market and product development initiatives.

About SL Industries

SL Industries, Inc. designs,  manufactures and markets power electronics,  power motion,  power  protection,  teleprotection  and  communications  equipment  and systems  that is used in a variety of  medical,  aerospace,  computer,  datacom,
industrial,   telecom,  transportation  and  electric  power  utility  equipment applications.  For more information about SL Industries,  Inc. and its products, please visit the Company's web site at WWW.SLINDUSTRIES.COM.

Forward-Looking Statements

This press  release  contains  statements  that are  forward-looking  statements within the  meaning of the  Private  Securities  Litigation  Reform Act of 1995.
These  statements are based on current  expectations,  estimates and projections about the Company's  business based, in part, on assumptions made by management.
These  statements  are not guarantees of future  performance  and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore,  actual outcomes and results may differ  materially from what is expressed or forecasted in such  forward-looking  statements  due to  numerous  factors,  including  the following: the effectiveness of the cost reduction initiatives undertaken by the
Company,  changes in demand for the Company's products,  product mix, the timing of  customer  orders and  deliveries,  the impact of  competitive  products  and pricing,  constraints on supplies of critical components,  excess or shortage of production  capacity,  difficulties  encountered in the  integration of acquired businesses and other risks discussed from time to time in the Company's  filings and reports with the  Securities  and  Exchange  Commission.  In addition,  such statements  could be  affected by general  industry  and market  conditions  and growth rates, and general domestic and international  economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not  undertake  any  obligation  to update any  forward-looking statement to reflect events or circumstances after the date of this release.

CONTACT:
     SL Industries, Inc.
     David R. Nuzzo, 856-727-1500, ext. 5515
     Facsimile: 856-727-1683
     DAVID.NUZZO@SLINDUSTRIES.COM